Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120228, 333-133394, 333-196207, and 333-211746 on Form S-8 of our report dated March 22, 2016, relating to (1) the 2015 consolidated financial statements (which report expresses an unqualified opinion and disclaims the effects of the retrospective adjustments discussed in Notes 2 and 23 to the consolidated financial statements), of Intersections Inc. and, (2) the financial statement schedule for the year ended December 31, 2015 of Intersections Inc., appearing in this Annual Report on Form 10-K of Intersections Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

March 27, 2017